                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-104036

STRATEGIC PARTNERS(SM)
HORIZON ANNUITY
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PROSPECTUS: MAY 2, 2005

THIS PROSPECTUS DESCRIBES A MARKET VALUE ADJUSTED INDIVIDUAL ANNUITY CONTRACT OFFERED BY PRUCO LIFE INSURANCE COMPANY (PRUCO LIFE). PRUCO LIFE OFFERS SEVERAL DIFFERENT ANNUITIES WHICH YOUR REPRESENTATIVE MAY BE AUTHORIZED TO OFFER TO YOU. EACH ANNUITY HAS DIFFERENT FEATURES AND BENEFITS THAT MAY BE APPROPRIATE FOR YOU BASED ON YOUR FINANCIAL SITUATION, YOUR AGE AND HOW YOU INTEND TO USE THE ANNUITY. THE DIFFERENT FEATURES AND BENEFITS INCLUDE VARIATIONS IN DEATH BENEFIT PROTECTION AND THE ABILITY TO ACCESS YOUR ANNUITY'S CONTRACT VALUE. THE FEES AND CHARGES UNDER THE ANNUITY CONTRACT AND COMPENSATION PAID TO YOUR REPRESENTATIVE MAY ALSO BE DIFFERENT BETWEEN EACH ANNUITY. IF YOU ARE PURCHASING THE CONTRACT AS A REPLACEMENT FOR VARIABLE ANNUITY OR VARIABLE LIFE COVERAGE, YOU SHOULD CONSIDER, AMONG OTHER THINGS, ANY SURRENDER OR PENALTY CHARGES YOU MAY INCUR WHEN REPLACING YOUR EXISTING COVERAGE. PRUCO LIFE IS A WHOLLY OWNED SUBSIDIARY OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA. PRUCO LIFE IS LOCATED AT 213 WASHINGTON STREET, NEWARK, NJ 07102-2992, AND CAN BE CONTACTED BY CALLING (973) 367-1730. PRUCO LIFE ADMINISTERS THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACTS (SEE FILE NO. 333-104036) AT THE PRUDENTIAL ANNUITY SERVICE CENTER, P.O. BOX 7960, PHILADELPHIA, PA 19176. YOU CAN CONTACT THE PRUDENTIAL ANNUITY SERVICE CENTER BY CALLING, TOLL-FREE, (888) PRU-2888.

PLEASE READ THIS PROSPECTUS
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Please read this prospectus before purchasing a Strategic Partners Horizon Annuity contract and keep it for future reference. The Risk Factors section appears in Section 9 of the Summary.

THE SEC HAS NOT DETERMINED THAT THIS CONTRACT IS A GOOD INVESTMENT, NOR HAS THE SEC DETERMINED THAT THIS PROSPECTUS IS COMPLETE OR ACCURATE. IT IS A CRIMINAL OFFENSE TO STATE OTHERWISE. INVESTMENT IN A MARKET VALUE ADJUSTED ANNUITY CONTRACT IS SUBJECT TO RISK, INCLUDING THE POSSIBLE LOSS OF YOUR MONEY. AN INVESTMENT IN STRATEGIC PARTNERS HORIZON ANNUITY IS NOT A BANK DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

STRATEGIC PARTNERS(SM) IS A SERVICE MARK OF THE PRUDENTIAL INSURANCE COMPANY OF
AMERICA                                                                 ORD01124

CONTENTS
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                 PART I: STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS
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                 SUMMARY
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                          Glossary...........................................      4
                          Summary............................................      5
                          Risk Factors.......................................      6

                 PART II: STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS
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                     Section 1: What Is The Strategic Partners Horizon
                      Annuity?...............................................      8
                          Short Term Cancellation Right Or "Free Look".......      8
                     Section 2: What Guarantee Periods Can I Choose?.........      9
                          Guarantee Periods..................................      9
                          Market Value Adjustment............................     10
                     Section 3: What Kind Of Payments Will I Receive During
                      The Income Phase? (Annuitization)......................     11
                          Payment Provisions.................................     11
                              Option 1: Annuity Payments For A Fixed
                               Period........................................     11
                              Option 2: Life Annuity With 120 Payments (10
                               Years)........................................     11
                              Option 3: Interest Payment Option..............     11
                              Option 4: Other Annuity Options................     12
                              Tax Considerations.............................     12
                     Section 4: What Is The Death Benefit?...................     13
                          Beneficiary........................................     13
                          Calculation Of The Death Benefit...................     13
                          Joint Ownership Rules..............................     13
                     Section 5: How Can I Purchase A Strategic Partners
                      Horizon Annuity Contract?..............................     14
                          Purchase Payment...................................     14
                          Allocation Of Purchase Payment.....................     14
                     Section 6: What Are The Expenses Associated With The
                      Strategic Partners Horizon Annuity Contract?...........     15
                          Withdrawal Charge..................................     15
                          Waiver Of Withdrawal Charge For Critical Care......     16
                          Taxes Attributable To Premium......................     16
                     Section 7: How Can I Access My Money?...................     17
                          Automated Withdrawals..............................     17
                     Section 8: What Are The Tax Considerations Associated
                      With The Strategic Partners Horizon Annuity
                      Contract?..............................................     18
                          Contracts Owned By Individuals (Not Associated With
                          Tax-Favored Retirement Plans)......................     18
                          Contracts Held By Tax-Favored Plans................     20
                     Section 9: Other Information............................     25
                          Pruco Life Insurance Company.......................     25
                          Sale And Distribution Of The Contract..............     25
                          Litigation.........................................     26
                          Assignment.........................................     26
                          Householding.......................................     27
                          Indemnification....................................     27
                          Market-Value Adjustment Formula....................     28

PART I SUMMARY
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STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS

                                                                          PART I
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SUMMARY

GLOSSARY
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WE HAVE TRIED TO MAKE THIS PROSPECTUS AS EASY TO READ AND UNDERSTAND AS POSSIBLE. BY THE NATURE OF THE CONTRACT, HOWEVER, CERTAIN TECHNICAL WORDS OR TERMS ARE UNAVOIDABLE. WE HAVE IDENTIFIED THE FOLLOWING AS SOME OF THE KEY WORDS OR TERMS. OTHER DEFINED TERMS ARE SET FORTH IN YOUR CONTRACT.

ACCUMULATION PHASE

The period that begins with the contract date (which we define below) and ends when you start receiving income payments, or earlier if the contract is terminated through a full withdrawal or payment of a death benefit.

ADJUSTED CONTRACT VALUE

When you begin receiving income payments, the value of your contract minus any charge we impose for premium taxes and withdrawal charges, adjusted for any market value adjustment.

ANNUITANT

The person whose life determines the amount of income payments that we will pay. If the annuitant dies before the annuity date, the co-annuitant (if any) becomes the annuitant if the contract's requirements for changing the annuity date are met. If, upon the death of the annuitant, there is no surviving eligible co-annuitant, and the owner is not the annuitant, then the owner becomes the annuitant.

ANNUITY DATE

The date when income payments are scheduled to begin. You must have our permission to change the annuity date. If the co-annuitant becomes the annuitant due to the death of the annuitant, and the co-annuitant is older than the annuitant, then the annuity date will be based on the age of the co-annuitant, provided that the contract's requirements for changing the annuity date are met (e.g., the co-annuitant cannot be older than a specified age). If the co-annuitant is younger than the annuitant, then the annuity date will remain unchanged.

BENEFICIARY

The person(s) or entity you have chosen to receive a death benefit.

BUSINESS DAY

A day on which the New York Stock Exchange is open for business. Our business day generally ends at 4:00 p.m. Eastern time.

CO-ANNUITANT

The person shown on the contract data pages who becomes the annuitant (if eligible) upon the death of the annuitant if the requirements for changing the annuity date are met. No co-annuitant may be designated if the owner is a non-natural person.

CONTRACT DATE

The date we accept your initial purchase payment and all necessary paperwork in good order at the Prudential Annuity Service Center. Contract anniversaries are measured from the contract date. A contract year starts on the contract date or on a contract anniversary.

CONTRACT OWNER, OWNER OR YOU

The person entitled to the ownership rights under the contract.

CONTRACT SURRENDER VALUE

This is the total value of your contract adjusted by any market-value adjustment, minus any withdrawal charge(s) and premium taxes.
CONTRACT VALUE

The total value of the amount in a contract allocated to a guarantee period as of a particular date.
DEATH BENEFIT

If a death benefit is payable, the beneficiary you designate will receive the contract value as the death benefit. If the contract is owned by an entity (e.g. a corporation or trust), rather than by an individual, then we will pay the death benefit upon the death of the annuitant. See Section 4, "What Is The Death Benefit?"
GOOD ORDER

An instruction received at the Prudential Annuity Service Center, utilizing such forms, signatures and dating as we require, which is sufficiently clear that we do not need to exercise any discretion to follow such instructions.
GUARANTEE PERIOD

A period of time during which your invested purchase payment earns interest at the declared rate. We currently make available guarantee periods equal to any or all of the following: 1 year (currently available only as a renewal option), 3 years, 5 years, 7 years, and 10 years.
INCOME OPTIONS

Options under the contract that define the frequency and duration of income payments. In your contract, we also refer to these as payout or annuity options. INVESTED PURCHASE PAYMENT

Your purchase payment (which we define below) less any deduction we make for any tax charge. In addition to the initial invested purchase payment, we allow you to make additional purchase payments during the 30 days preceding the end of a guarantee period.
JOINT OWNER

The person named as the joint owner, who shares ownership rights with the owner as defined in the contract. The joint owner may be the owner's spouse, but need not be.
PRUDENTIAL ANNUITY SERVICE CENTER

For general correspondence: P.O. Box 7960, Philadelphia, PA, 19176. For express overnight mail: 2101 Welsh Road, Dresher, PA 19025. The phone number is (888) PRU-2888. Prudential's Web site is www.prudential.com.
PURCHASE PAYMENTS

The amount of money you pay us to purchase the contract, as well as any additional payment you make.
TAX DEFERRAL

This is a way to increase your assets without currently being taxed. Generally, you do not pay taxes on your contract earnings until you take money out of your contract. You should be aware that tax favored plans (such as IRAs) already provide tax deferral regardless of whether they invest in annuity contracts. See
Section 8, "What Are The Tax Considerations Associated With The Strategic Partners Horizon Annuity Contract?"

                                                                          PART I
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SUMMARY

SUMMARY OF SECTIONS 1-9
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FOR A MORE COMPLETE DISCUSSION OF THE FOLLOWING TOPICS, SEE THE CORRESPONDING
SECTION IN THE PROSPECTUS.

SECTION 1
WHAT IS THE STRATEGIC PARTNERS HORIZON ANNUITY?

This market value adjusted annuity contract, offered by Pruco Life, is a contract between you, as the owner, and us. The contract is intended for retirement savings or other long-term investment purposes and provides a death benefit and guaranteed income options.

   While your money remains in the contract for the full guarantee period, your principal amount is guaranteed and the interest amount that your money will earn is guaranteed by us to be at least 3%. Payments allocated to the contract are held as a separate pool of assets, but the income, gains or losses experienced by these assets are not directly credited or charged against the contracts. As a result, the strength of our guarantees under the contract are based on the overall financial strength of Pruco Life.

   The contract, like all deferred annuity contracts, has two phases: the accumulation phase and the income phase. During the accumulation phase, earnings grow on a tax-deferred basis and are taxed as income when you make a withdrawal. The income phase starts when you begin receiving regular payments from your contract. The amount of money you are able to accumulate in your contract during the accumulation phase will help determine the amount of the payments you will receive during the income phase. Other factors will affect the amount of your payments such as age, gender and the payout option you selected.

   We may amend the contract as permitted by law. For example, we may add new features to the contract. Subject to applicable law, we determine whether or not to make such contract amendments available to contracts that already have been issued.

   Free Look. If you change your mind about owning Strategic Partners Horizon Annuity, you may cancel your contract within 10 days after receiving it (or whatever time period is required in the state where the contract was issued).

SECTION 2
WHAT GUARANTEE PERIODS CAN I CHOOSE?

You can allocate your initial purchase payment to one of the guarantee periods available under the contract. We have the right under the contract to offer one or more of the following guarantee periods: 1 year (currently available only as a renewal option), 3 years, 5 years, 7 years, or 10 years, and we may offer other guarantee periods in the future. At any time, we may offer any or all of these guarantee periods. You may not allocate your purchase payment to more than one guarantee period.

SECTION 3
WHAT KIND OF PAYMENTS WILL I RECEIVE DURING THE INCOME PHASE? (ANNUITIZATION)

If you want to receive regular income from your annuity, you can choose one of several options, including guaranteed payments for the annuitant's lifetime. Once you begin receiving regular payments, you cannot change your payment plan.

SECTION 4
WHAT IS THE DEATH BENEFIT?

If the sole owner or the first of the joint owners dies, the designated person(s) or the beneficiary will receive the contract value as the death benefit. If the contract is owned by an entity (e.g., a corporation or trust), rather than by an individual, then we will pay the death benefit upon the death of the annuitant.

SECTION 5
HOW CAN I PURCHASE A STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?

You can purchase this contract, under most circumstances, with a minimum initial purchase payment of $5,000, but not greater than $5 million, absent our prior approval. We allow you to make additional purchase payments only during the 30 days immediately preceding the end of a guarantee period. Your representative can help you fill out the proper forms.

SUMMARY OF SECTIONS 1-9 CONTINUED
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                                                                          PART I
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SUMMARY

SECTION 6
WHAT ARE THE EXPENSES ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?

There are a few states/jurisdictions that assess a premium tax on us when you begin receiving regular income payments from your annuity. In those states, we deduct a charge designed to approximate this tax, which can range from 0-3.5% of your contract value.

   During the accumulation phase, if you withdraw money, you may have to pay a withdrawal charge on all or part of the withdrawal. The withdrawal charge that we impose depends on the guarantee period from which you are withdrawing your money. The withdrawal charge ranges from 0%-7%. You also will be subject to a market value adjustment if you make a withdrawal prior to the end of a guarantee period.

SECTION 7
HOW CAN I ACCESS MY MONEY?

You may withdraw money at any time during the accumulation phase. You may, however, be subject to income tax and, if you make a withdrawal prior to age
59 1/2, an additional tax penalty as well. Each contract year after the first, you may withdraw without charge, an amount equal to the interest you earned during the previous contract year. Withdrawals greater than that amount will be subject to a withdrawal charge. A market-value adjustment may also apply.

SECTION 8
WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?

Your earnings are generally not taxed until withdrawn. If you withdraw money during the accumulation phase, the tax laws first treat the withdrawals as a withdrawal of earnings, which are taxed as ordinary income. If you are younger than age 59 1/2 when you withdraw money, you may be charged a 10% federal tax penalty on the earnings in addition to ordinary taxation. A portion of the payments you receive during the income phase is considered a partial return of your original investment. Generally, all amounts withdrawn from an Individual Retirement Annuity (IRA) contract (excluding Roth IRAs) are taxable and subject to the 10% penalty if withdrawn prior to age 59 1/2.

SECTION 9
OTHER INFORMATION

This contract is issued by Pruco Life, a subsidiary of The Prudential Insurance Company of America, and sold by registered representatives of affiliated and unaffiliated broker/dealers.

RISK FACTORS

There are various risks associated with an investment in the Strategic Partners Horizon Annuity that we summarize below.

   ISSUER RISK. Your Strategic Partners Horizon Annuity is available under a contract issued by Pruco Life, and thus is backed by the financial strength of that company. If Pruco Life were to experience significant financial adversity, it is possible that Pruco Life's ability to pay interest and principal under the Strategic Partners Horizon Annuity could be impaired.

   RISKS RELATED TO CHANGING INTEREST RATES. You do not participate directly in the investment experience of the bonds and other instruments that Pruco Life holds to support the Strategic Partners Horizon Annuity. Nonetheless, the market value adjustment formula (which is detailed in the appendix to this prospectus) reflects the effect that prevailing interest rates have on those bonds and other instruments. If you need to withdraw your money during a period in which prevailing interest rates have risen above their level when you made your purchase, you will experience a "negative" market value adjustment. When we impose this market value adjustment, it could result in the loss of both the interest you have earned and a portion of your purchase payments. Thus, before you commit to a particular guarantee period, you should consider carefully whether you have the ability to remain invested throughout the guarantee period. In addition, we cannot, of course, assure you that the Strategic Partners Horizon Annuity will perform better than another investment that you might have made.

   RISKS RELATED TO THE WITHDRAWAL CHARGE. We may impose withdrawal charges that range as high as 7%. If you anticipate needing to withdraw your money prior to the end of a guarantee period, you should be prepared to pay the withdrawal charge that we will impose.

PART II SECTIONS 1-9
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STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS

                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

        1:
WHAT IS THE STRATEGIC PARTNERS HORIZON

        ANNUITY?
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THE STRATEGIC PARTNERS HORIZON ANNUITY IS A CONTRACT BETWEEN YOU, THE OWNER, AND US, THE INSURANCE COMPANY, PRUCO LIFE INSURANCE COMPANY (PRUCO LIFE, WE OR US).

Under our contract or agreement, in exchange for your payment to us, we promise to pay you a guaranteed income stream that can begin any time after the second contract anniversary. This time period may differ in certain states. Your annuity is in the accumulation phase until you decide to begin receiving annuity payments. The date you begin receiving annuity payments is the annuity date. On the annuity date, your contract switches to the income phase.

   This annuity contract benefits from tax deferral. Tax deferral means that you are not taxed on earnings or appreciation on the assets in your contract until you withdraw money from your contract. (If you purchase the annuity contract in a tax-favored plan such as an IRA, that plan generally provides tax deferral even without investing in an annuity contract. Therefore, before purchasing an annuity in a tax-favored plan, you should consider whether its features and benefits beyond tax deferral meet your needs and goals. You may also want to consider the relative features, benefits and costs of these annuities compared with any other investment that you may use in connection with your retirement plan or arrangement.)

   Strategic Partners Horizon Annuity allows you to allocate a purchase payment to one of several guarantee periods that we offer at the time. As the owner of the contract, you have all of the decision-making rights under the contract. You will also be the annuitant unless you designate someone else. The owner is the person upon whose death during the accumulation phase, the death benefit generally is payable. The annuitant is the person whose life is used to determine the amount of annuity payments and how long the payments will continue. On and after the annuity date, the annuitant may not be changed.

   The beneficiary is the person(s) or entity designated to receive any death benefit if the owner (or first to die of joint owners) dies during the accumulation phase. You may change the beneficiary any time prior to the annuity date by making a written request to us. Your request becomes effective when we approve it.

SHORT TERM CANCELLATION RIGHT OR "FREE LOOK"

If you change your mind about owning Strategic Partners Horizon Annuity, you may cancel your contract within 10 days after receiving it (or whatever period may be required by applicable law). You can request a refund by returning the contract either to the representative who sold it to you, or to the Prudential Annuity Service Center at the address shown on the first page of this prospectus. You will receive, depending on applicable state law:

-  Your full purchase payment less any applicable federal and state income tax;
   or

- The amount your contract is worth as of the day we receive your request, less any applicable federal and state income tax withholding. This amount may be more or less than your original payment.

   We impose neither a withdrawal charge nor any market value adjustment if you cancel your contract under this provision. To the extent dictated by state law, we will include in your refund the amount of any fees and charges that we deducted.

                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

        2:
WHAT GUARANTEE PERIODS

        CAN I CHOOSE?
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THE CONTRACT GIVES YOU THE CHOICE OF ALLOCATING YOUR PURCHASE PAYMENT TO ONE OF THE GUARANTEE PERIODS THAT WE ARE OFFERING AT THE TIME.

GUARANTEE PERIODS

Under each Strategic Partners Horizon Annuity contract, we have the right to offer one or more of several guarantee periods. These guarantee periods are 1 year (currently available only as a renewal option), 3 years, 5 years, 7 years, or 10 years in length. In the future, we may offer other guarantee periods on substantially the same terms as described in this prospectus. We are not obligated to offer more than one guarantee period at any time. We will apply your purchase payment to the guarantee period you have chosen. You must allocate all of your initial purchase payment to a single guarantee period.

   We declare the interest rate for each available guarantee period periodically, but we guarantee that we will declare no less than 3% interest with respect to any guarantee period. You will earn interest on your invested purchase payment at the rate that we have declared for the guarantee period you have chosen.

   In addition to the basic interest, we also may pay additional interest with respect to guarantee periods other than the one year and three year periods. The amount of the additional interest varies according to the amount of your purchase payment. Specifically, we will pay additional interest equal to 0.50% annually for a purchase payment of $25,000 to $74,999, and 1.00% annually for a purchase payment of $75,000 or more.

   If we grant additional interest to you, you will earn that interest only during the first year of your contract (and, in most states, during the first year of the initial renewal guarantee period, other than the one and three year periods). We are not obligated to offer this additional interest continuously, meaning that we reserve the right to offer additional interest only during limited time periods of our choosing. We also reserve the right to change the amount of the additional interest.

   We express interest rates as annual rates, although we credit interest within each guarantee period on a daily basis. The daily interest that we credit is equal to the pro rated portion of the interest that would be earned on an annual basis. We credit interest from the business day on which your purchase payment is received in good order at the Prudential Annuity Service Center until the earliest to occur of any of the following events: (a) full surrender of the Contract, (b) commencement of annuity payments or settlement, (c) cessation of the guarantee period, or (d) death of the first to die of the owner and joint owner (or annuitant, for entity-owned contracts).

   During the 30-day period immediately preceding the end of a guarantee period, we allow you to do any of the following, without the imposition of the withdrawal charge or market value adjustment: (a) surrender the contract, in whole or in part, (b) allocate the contract value to another guarantee period available at that time (provided that the new guarantee period ends prior to the contract anniversary next following the annuitant's 95th birthday and that you reinvest at least $2,000), or (c) apply the adjusted contract value to the annuity or settlement option of your choice. If we do not receive instructions from you concerning the disposition of the contract value in your maturing guarantee period, we will reinvest the contract value in a guarantee period having the same duration as the guarantee period that matured (provided that the new guarantee period ends prior to the contract anniversary next following the annuitant's 95th birthday and that you reinvest at least $2,000). If any available new guarantee period would end on or after the contract anniversary next following the annuitant's 95th birthday, or if the annuitant is 91 years old at the end of the guarantee period, then we will make only the one year guarantee period available as the renewal period. We will not impose a withdrawal charge on amounts you withdraw from the one year guarantee period described in the immediately preceding sentence, although such a withdrawal would be subject to a market value adjustment.

        2:
WHAT GUARANTEE PERIODS CAN I CHOOSE? CONTINUED

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                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

MARKET VALUE ADJUSTMENT

When you allocate a purchase payment to a guarantee period, we use that money to buy and sell securities and other instruments to support our obligation to pay interest. Generally, we buy bonds for this purpose. The duration of the bonds and other instruments that we buy with respect to a particular guarantee period is influenced significantly by the length of the guarantee period. Thus, for example, we typically would acquire longer-duration bonds with respect to the 10 year guarantee period than we do for the 3 year guarantee period. The value of these bonds is affected by changes in interest rates, among other factors. The market value adjustment that we assess against your contract value if you withdraw prior to the end of a guarantee period involves our attributing to you a portion of our investment experience on these bonds and other instruments. For example, if you make a full withdrawal when interest rates have risen since the time of your investment, the bonds and other investments in the guarantee period likely would have decreased in value, meaning that we would impose a "negative" market value adjustment on you (i.e., one that results in a reduction of the withdrawal proceeds that you receive). For a partial withdrawal, we would deduct a negative market value adjustment from your remaining contract value. Conversely, if interest rates have decreased, the market value adjustment could be positive.

   Other things you should know about the market value adjustment include the following:

- We determine the market value adjustment according to a mathematical formula, which is set forth at the end of this prospectus under the heading "Market-Value Adjustment Formula." In that section of the prospectus, we also provide hypothetical examples of how the formula works.

- A negative market value adjustment could cause you to lose not only the interest you have earned but also a portion of your principal.

- You may withdraw (after the first contract year), without the imposition of any market value adjustment, an amount equal to the interest earned under your contract during the immediately preceding contract year.

- In addition to imposing a market value adjustment on withdrawals, we also will impose a market value adjustment on the contract value you apply to an annuity or settlement option, except if you annuitize during the 30-day period preceding the end of a guarantee period (See Section 3 for details).

   YOU SHOULD REALIZE, HOWEVER, THAT APART FROM THE MARKET VALUE ADJUSTMENT, THE VALUE OF THE BENEFITS UNDER YOUR CONTRACT DOES NOT DEPEND ON THE INVESTMENT PERFORMANCE OF THE BONDS AND OTHER INSTRUMENTS THAT WE HOLD WITH RESPECT TO YOUR GUARANTEE PERIOD. APART FROM THE EFFECT OF ANY MARKET VALUE ADJUSTMENT, WE DO NOT PASS THROUGH TO YOU THE GAINS OR LOSSES ON THE BONDS AND OTHER INSTRUMENTS THAT WE HOLD IN CONNECTION WITH A GUARANTEE PERIOD.

                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

        3:

WHAT KIND OF PAYMENTS WILL I RECEIVE DURING THE

        INCOME PHASE? (ANNUITIZATION)
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PAYMENT PROVISIONS

We can begin making annuity payments any time after the second contract anniversary. (This time period may differ in certain states.) Annuity payments must begin no later than the contract anniversary coinciding with or next following the annuitant's 95th birthday. If you begin annuity payments or commence Option 3 at a time other than the 30-day period prior to the end of a guarantee period, then:

- We will impose both a withdrawal charge, if applicable, and a market value adjustment if you choose an annuity option with a fixed period of fewer than 10 years or Option 3. (If your adjusted contract value is allocated to the one year guarantee period, we will impose only a market value adjustment).

- We will impose a market value adjustment, but not a withdrawal charge, if you choose a life annuity or an annuity option with a fixed period of at least 10 years.

   We make the income plans described below available before the annuity date. These plans are called annuity options. You must choose an annuity option at least 30 days in advance of the annuity date. If you do not, we will select Option 2 below on your behalf unless prohibited by applicable law. During the income phase, all of the annuity options under this contract are fixed annuity options. GENERALLY, ONCE THE ANNUITY PAYMENTS BEGIN, THE ANNUITY OPTION CANNOT BE CHANGED AND YOU CANNOT MAKE WITHDRAWALS.

   If the annuitant dies or assigns the contract, and the new annuitant is older than the original annuitant, then the annuity date will be based on the new annuitant's age. If the annuitant dies or assigns the contract, and the new annuitant is younger than the original annuitant, then the annuity date will remain unchanged. In no event, however, may an original or revised annuity date be later than the contract anniversary next following the annuitant's 95th birthday.

OPTION 1
ANNUITY PAYMENTS FOR A FIXED PERIOD

Under this option, we will make equal payments for the period chosen, up to 25 years (but no less than 5 years). The annuity payments may be made monthly, quarterly, semi-annually, or annually, as you choose, for the fixed period. If the annuitant dies during the income phase, a lump sum payment generally will be made to the beneficiary. The amount of the lump sum payment is determined by calculating the present value of the unpaid future payments. This is done by using the interest rate used to compute the actual payments. The interest rate will be at least 3% a year.

OPTION 2
LIFE ANNUITY WITH 120 PAYMENTS (10 YEARS)

Under this option, we will make annuity payments monthly, quarterly, semi-annually, or annually as long as the annuitant is alive. If the annuitant dies before we have made 10 years worth of payments, we will pay the beneficiary in one lump sum the present value of the annuity payments scheduled to have been made over the remaining portion of that 10 year period, unless we were specifically instructed that such remaining annuity payments continue to be paid to the beneficiary. The present value of the remaining annuity payments is calculated by using the interest rate used to compute the amount of the original 120 payments. The interest rate will be at least 3% a year.

OPTION 3
INTEREST PAYMENT OPTION

Under this option, we will credit interest on the adjusted contract value until you request payment of all or part of the adjusted contract value. We can make interest payments on a monthly, quarterly, semiannual, or annual basis or allow the interest to accrue on your contract assets. Under this option, we will pay you interest at an effective rate of at least 1.50% a year. This option may not be available in all states, and is not available if you hold your contract in an IRA.

        3:

WHAT KIND OF PAYMENTS WILL I RECEIVE DURING THE INCOME PHASE? (ANNUITIZATION) CONTINUED
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                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

OPTION 4
OTHER ANNUITY OPTIONS

We currently offer a variety of other annuity options not described above. At the time annuity payments are chosen, we may make available to you any of the fixed annuity options that are offered at your annuity date.

TAX CONSIDERATIONS

If your contract is held under a tax-favored plan, you should consider the minimum distribution requirements when selecting your annuity option.

   For certain contracts held in connection with "qualified" retirement plans (such as a Section 401(k) plan), please note that if you are married at the time your payments commence, you may be required by federal law to choose an income option that provides at least a 50 percent joint and survivor annuity to your spouse, unless your spouse waives that right. Similarly, if you are married at the time of your death, federal law may require all or a portion of the death benefit to be paid to your spouse, even if you designated someone else as your beneficiary. For more information, consult the terms of your retirement arrangement.

                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

        4:

WHAT IS THE

        DEATH BENEFIT?
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BENEFICIARY

The beneficiary is the person(s) or entity you name to receive any death benefit. The beneficiary is named at the time the contract is issued, unless you change it at a later date. Unless an irrevocable beneficiary has been named, you can change the beneficiary at any time before the owner or last surviving owner dies. However, if the contract is jointly owned, the owner must name the joint owner and the joint owner must name the owner as the beneficiary.

CALCULATION OF THE DEATH BENEFIT

If the owner (or first to die of the owner and joint owner) dies during the accumulation phase, we will, upon receiving appropriate proof of death and any other needed documentation in good order (proof of death), pay a death benefit to the beneficiary designated by the deceased owner or joint owner. If the contract is owned by an entity (e.g., a corporation or trust), rather than by an individual, then we will pay the death benefit upon the death of the annuitant. We require proof of death to be submitted promptly. The beneficiary will receive a death benefit equal to the contract value as of the date that proof of death is received in good order at the Prudential Annuity Service Center.

   Instead of asking us to pay a death benefit, the surviving spouse may opt to continue the contract, as discussed below. Generally, we impose no withdrawal charge or market value adjustment when we pay the death benefit.

JOINT OWNERSHIP RULES

If the contract has an owner and a joint owner and they are spouses, then upon the first to die of the owner and joint owner, the surviving spouse has the choice of the following:

- The contract can continue, with the surviving spouse as the sole owner of the contract; or

- The surviving spouse can receive the death benefit and the contract will end. If the surviving spouse wishes to receive the death benefit, he or she must make that choice within the first 60 days following our receipt of proof of death. Otherwise, the contract will continue with the surviving spouse as the sole owner.

   If the contract has an owner and a joint owner, and they are not spouses, the contract will not continue. Instead, the beneficiary will receive the death benefit.

   The death benefit payout options are:

   Choice 1. Lump sum.

   Choice 2. Payment of the entire death benefit within 5 years of the date of death of the first to die. Under this choice, we will impose a market value adjustment upon any withdrawal made during the 5 year period (unless the withdrawal is made during the 30-day period immediately preceding the end of a guarantee period).

   Choice 3. Payment under an annuity or settlement option over the lifetime of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary with distribution beginning within one year of the date of death of the first to die.

   The tax consequences to the beneficiary may vary among the three death benefit payout options. See Section 8, "What Are The Tax Considerations Associated With The Strategic Partners Horizon Annuity Contract?"

                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

        5:

HOW CAN I PURCHASE A STRATEGIC PARTNERS HORIZON

        ANNUITY CONTRACT?
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PURCHASE PAYMENT

A purchase payment is the amount of money you give us to purchase the contract. The minimum initial purchase payment is $5,000, and may not exceed $5 million absent prior approval, unless we are prohibited under applicable state law from insisting on such prior approval. You can allocate subsequent purchase payments to a guarantee period only during the 30-day period immediately preceding the end of a guarantee period, provided that any such purchase payment is at least $1,000.

   Generally, your initial purchase payment consists of a single sum. However, with respect to an exchange or roll-over, your purchase payment can consist of multiple sums that you identify at the time of application. With respect to the latter:

- we will aggregate each sum for purposes of computing the amount of any additional interest that we pay on each sum; and

- each sum will earn interest only from the business day on which it is received in good order at the Prudential Annuity Service Center until the end of the guarantee period.

   We generally will sell you a contract only if the eldest of the owner, any joint owner, annuitant, and any co-annuitant is 85 or younger on the contract date.

ALLOCATION OF PURCHASE PAYMENT

When you purchase a contract, we will allocate your invested purchase payment to the guarantee period of your choosing, provided that we are offering that guarantee period at the time. You must allocate all of your initial purchase payment to a single guarantee period. Likewise, any subsequent purchase payment you make during the 30-day period immediately preceding the end of a guarantee period will be consolidated with your existing contract value, and the total will be allocated to a single guarantee period of your choosing.

                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

        6:
WHAT ARE THE EXPENSES ASSOCIATED WITH THE STRATEGIC PARTNERS
        HORIZON  ANNUITY  CONTRACT?
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THERE ARE CHARGES ASSOCIATED WITH THE CONTRACT THAT MAY REDUCE THE RETURN ON YOUR INVESTMENT. THESE CHARGES AND EXPENSES ARE DESCRIBED BELOW.

WITHDRAWAL CHARGE

The withdrawal charge is for the payment of the expenses involved in selling and distributing the contracts, including sales commissions, printing of prospectuses, sales administration, preparation of sales literature and other promotional activities.

   You may surrender your contract in whole or in part while the guarantee period remains in effect. If you do so, however, you will be subject to (a) a possible withdrawal charge, (b) a market value adjustment (which we discussed in Section 2 above) and (c) possible tax penalties. After the first contract year, you may withdraw, without the imposition of any withdrawal charge or market value adjustment, an amount equal to the interest earned under your contract during the immediately preceding contract year. When we calculate the withdrawal charge and market value adjustment, we first take into account any available charge-free amount. We impose a withdrawal charge and market value adjustment only after that amount has been exhausted. In addition, we do not impose either a withdrawal charge or a market value adjustment on amounts you withdraw under the contract's minimum distribution option to satisfy Internal Revenue Service minimum distribution requirements.

   If you make a full withdrawal, we will deduct the withdrawal charge from the proceeds that we pay to you. If you make a partial withdrawal, we will deduct the withdrawal charge from the contract value remaining in the guarantee period. We calculate the withdrawal charge after we have given effect to any market value adjustment.

   The withdrawal charge that we impose is equal to a specified percentage of the contract value withdrawn that is in excess of the charge-free amount described above. With respect to the initial guarantee period, the withdrawal charge is based on the number of contract anniversaries that have elapsed since the contract date. If permitted by state law, the below withdrawal charge schedule is reinstated during your first, renewal guarantee period, and the contract anniversaries set out in the table below also refer to contract anniversaries within the first, renewal guarantee period. No withdrawal charges apply to any guarantee period that you choose subsequent to your first, renewal guarantee period. Moreover, we impose no withdrawal charge on withdrawals from any one year guarantee period. The withdrawal charge generally is equal to the following, if the contract is issued (or the initial renewal guarantee period is selected) by an owner who is 84 or younger at that time:

NUMBER OF CONTRACT ANNIVERSARIES SINCE
THE LATER OF CONTRACT DATE (OR START OF
    FIRST RENEWAL GUARANTEE PERIOD)      WITHDRAWAL CHARGE
---------------------------------------  -----------------
                   0                            7%
                   1                            7%
                   2                            7%
                   3                            6%
                   4                            5%
                   5                            5%
                   6                            4%
                   7                            3%
                   8                            2%
                   9                            1%
                  10                            0%

   As specified in the contract, we reduce withdrawal charges (from what is depicted above) if the owner is 85 or older. There is a separate withdrawal charge schedule applicable to each of ages 85, 86, 87, 88, 89 and 90. With certain exceptions, the withdrawal charge at any contract anniversary declines by 1% from one age to the next successive age, at such older ages. Some or all of the guarantee periods that we offer at any given time will be shorter than the time periods indicated immediately above. As such, the length of the guarantee period that you have selected, in and of itself, may prevent you from taking advantage of the decreasing withdrawal charges depicted above. For example, if you choose a three year guarantee period,

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WHAT ARE THE EXPENSES ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT? CONTINUED
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                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

you would not be able to take advantage of the lower withdrawal charges that would have been available in subsequent contract years. If a withdrawal is effective on the day before a contract anniversary, the withdrawal charge percentage will be that as of the next following contract anniversary. The withdrawal charge applicable to contracts issued in certain states differs slightly from what we describe above -- check your contract for complete details.

WAIVER OF WITHDRAWAL CHARGE FOR CRITICAL CARE

We will allow you to withdraw money from the contract, and will waive any withdrawal charge and market value adjustment, if the owner or joint owner (if applicable) becomes confined to an eligible nursing home or hospital for a period of at least three consecutive months after the contract was purchased. You would need to provide us with proof of the confinement. If a physician has certified that the owner or joint owner is terminally ill (has twelve months or less to live) there will be no charge imposed for withdrawals nor any market value adjustment. Critical Care Access is not available in all states.

TAXES ATTRIBUTABLE TO PREMIUM

There may be federal, state and local premium based taxes applicable to your purchase payment. We are responsible for the payment of these taxes and may make a charge against the value of the contract to pay some or all of these taxes. It is our current practice not to deduct a charge for state premium taxes until annuity payments begin. In the states that impose a premium tax on us, the current rates range up to 3.5%. It is also our current practice not to deduct a charge for the federal tax associated with deferred acquisition costs paid by us that are based on premium received. However, we reserve the right to charge the contract owner in the future for any such tax associated with deferred acquisition costs and any federal, state or local income, excise, business or any other type of tax measured by the amount of premium received by us.

                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

        7:

HOW CAN I ACCESS

        MY MONEY?
--------------------------------------------------------------------------------

You can withdraw money at any time during the accumulation phase. If you do so, however, you may be subject to income tax and, if the withdrawal is prior to your attaining age 59 1/2, an additional tax penalty. You will need our consent to make a partial withdrawal if the requested withdrawal is less than $250. During the accumulation phase, we generally have the right to terminate your contract and pay you the contract value if the current contract value is less than $2,000 and certain other conditions apply.

   INCOME TAXES, TAX PENALTIES, WITHDRAWAL CHARGES, AND A MARKET VALUE ADJUSTMENT MAY APPLY TO ANY WITHDRAWAL YOU MAKE. FOR A MORE COMPLETE EXPLANATION OF TAX CONSEQUENCES, SEE SECTION 8 OF THIS PROSPECTUS.

AUTOMATED WITHDRAWALS

We offer an automated withdrawal feature. This feature enables you to receive periodic withdrawals in monthly, quarterly, semiannual, or annual intervals. We will process your withdrawal at the end of the business day at the intervals you specify. We will continue at these intervals until you tell us otherwise. We reserve the right to cease paying automated withdrawals if paying any such withdrawal would cause the contract value to be less than $2,000.

   The minimum automated withdrawal amount you can make is $100. An assignment of the contract terminates any automated withdrawal program that you had in effect. Withdrawal charges, and a market value adjustment, may apply to any automated withdrawal you make. You may not use the automated withdrawal feature to withdraw the interest earned under your contract.

   INCOME TAXES, TAX PENALTIES, WITHDRAWAL CHARGES, AND A MARKET VALUE ADJUSTMENT MAY APPLY TO AUTOMATED WITHDRAWALS. FOR A MORE COMPLETE DISCUSSION OF TAX CONSEQUENCES, SEE SECTION 8 OF THIS PROSPECTUS.

                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

        8:

WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS

        HORIZON ANNUITY CONTRACT?
--------------------------------------------------------------------------------

The tax considerations associated with the Strategic Partners Horizon Annuity contract vary depending on whether the contract is (i) owned by an individual and not associated with a tax-favored retirement plan (including contracts held by a non-natural person, such as a trust, acting as an agent for a natural person), or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The discussion includes a description of certain spousal rights under the contract and under tax-qualified plans. Our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relate to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments.

   This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX FAVORED RETIREMENT
PLANS)

TAXES PAYABLE BY YOU

We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract.

   Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

TAXES ON WITHDRAWALS AND SURRENDER

If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. You will generally be taxed on any withdrawal from a contract while you are alive even if the withdrawal is paid to someone else.

   If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal. Also, if you elect the interest payment option that we may offer, that election will be treated, for tax purposes, as surrendering your contract.

   If you transfer your contract for less than full consideration, such as by gift, you will trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

TAXES ON ANNUITY PAYMENTS

A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract.

   After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

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                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

TAX PENALTY ON WITHDRAWALS AND ANNUITY PAYMENTS

Any taxable amount you receive under your contract may be subject to a 10 percent tax penalty. Amounts are not subject to this tax penalty if:

-  the amount is paid on or after you reach age 59 1/2 or die;

-  the amount received is attributable to your becoming disabled;

- the amount paid or received is in the form of substantially equal payments not less frequently than annually (please note that substantially equal payments must continue until the later of reaching 59 1/2 or 5 years. Modification of payments during that time period will generally result in retroactive application of the 10% tax penalty); or

- the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

SPECIAL RULES IN RELATION TO TAX-FREE EXCHANGES UNDER SECTION 1035

Section 1035 of the Internal Revenue Code of 1986, as amended (Code) permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If the annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date.

   Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. The Internal Revenue Service (IRS) has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract into an immediate annuity. As of the date of this prospectus, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% tax penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

TAXES PAYABLE BY BENEFICIARIES

The death benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate.

   Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing any option other than a lump sum death benefit may defer taxes. Certain minimum distribution requirements apply upon your death, as discussed further below.

   Tax consequences to the beneficiary vary among the death benefit payment options.

-  CHOICE 1: The beneficiary is taxed on earnings in the contract.

- CHOICE 2: The beneficiary is taxed as amounts are withdrawn (in this case earnings are treated as being distributed first).

- CHOICE 3: The beneficiary is taxed on each payment (part will be treated as earnings and part as return of premiums).

REPORTING AND WITHHOLDING ON DISTRIBUTIONS

Taxable amounts distributed from your annuity contracts are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as

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                                                                         PART II
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if you are a married individual with three exemptions unless you designate a different withholding status. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

   State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the CONTRACTS HELD BY TAX FAVORED PLANS section below for a discussion regarding withholding rules for tax favored plans (for example, an IRA).

   Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

ANNUITY QUALIFICATION

   REQUIRED DISTRIBUTIONS UPON YOUR DEATH. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die on or before you start taking annuity payments under the contract or after you start taking annuity payments under the contract.

   If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

   If you die before the annuity date, the entire interest in the contract must be distributed within 5 years after the date of death. However, if a periodic payment option is selected by your designated beneficiary and if such payments begin within 1 year of your death, the value of the contract may be distributed over the beneficiary's life or a period not exceeding the beneficiary's life expectancy. Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years.

   If the contract is payable to (or for the benefit of) your surviving spouse, such portion of the contract may be continued with your spouse as the owner.

   CHANGES IN THE CONTRACT. We reserve the right to make any changes we deem necessary to assure that the contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contractowners and you will be given notice to the extent feasible under the circumstances.

CONTRACTS HELD BY TAX FAVORED PLANS

The following discussion covers annuity contracts held under tax-favored retirement plans.

   Currently, the contract may be purchased for use in connection with individual retirement accounts and annuities (IRAs) which are subject to Sections 408(a), 408(b) and 408A of the Code. This description assumes that you have satisfied the requirements for eligibility for these products.

   This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

   YOU SHOULD BE AWARE THAT TAX FAVORED PLANS SUCH AS IRAS GENERALLY PROVIDE INCOME TAX DEFERRAL REGARDLESS OF WHETHER THEY INVEST IN ANNUITY CONTRACTS. THIS MEANS THAT WHEN A TAX FAVORED PLAN INVESTS IN AN ANNUITY CONTRACT, IT GENERALLY DOES NOT RESULT IN ANY ADDITIONAL TAX BENEFITS (SUCH AS INCOME TAX DEFERRAL AND INCOME TAX FREE TRANSFERS).

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                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

TYPES OF TAX FAVORED PLANS

   IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and the contract. The "IRA Disclosure Statement," attached to this prospectus, contains information about eligibility, contribution limits, tax particulars and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by applicable state law, the amount your contract is worth, if greater), less any applicable federal and state income tax withholding.

   CONTRIBUTIONS LIMITS/ROLLOVERS. Because of the way the contract is designed, you may only purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA or as a combined contribution for both the current and prior tax year (only available between January 1st and April 15th). You must make a minimum initial payment of $5,000 to purchase a contract. This minimum is greater than the maximum amount of any annual contribution allowed by law you may make to an IRA. For 2005 the limit is $4,000, increasing to $5,000 in 2008. After 2008, the contribution amount will be indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above. These taxpayers will be permitted to contribute an additional $500 increasing to $1,000 in 2006 and years thereafter.

   The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy the contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan into another
Section 401(a) plan.

   REQUIRED PROVISIONS. Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:

- You, as owner of the contract, must be the "annuitant" under the contract (except in certain cases involving the division of property under a decree of divorce);

-  Your rights as owner are non-forfeitable;

-  You cannot sell, assign or pledge the contract, other than to Pruco Life;

- The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);

- The date on which annuity payments must begin cannot be later than April 1st of the calendar year after the calendar year you turn age 70 1/2; and

-  Death and annuity payments must meet "minimum distribution requirements."

   Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:

-  A 10% "early distribution penalty";

- Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or

-  Failure to take a minimum distribution.

   Roth IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:

-  Contributions to a Roth IRA cannot be deducted from your gross income;

- "Qualified distributions" from a Roth IRA are excludable from gross income. A "qualified

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                                                                         PART II
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   distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2;
   (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a traditional IRA; and

- If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

   Because the contract's minimum initial payment of $5,000 is greater than the maximum annual contribution permitted to be made to a Roth IRA, you may only purchase a contract for a Roth IRA in connection with a "rollover" or "conversion" of amounts of another traditional IRA, conduit IRA, or Roth IRA or as a combined contribution for both the current and prior tax year (only available between January 1st and April 15th). This minimum is greater than the maximum amount of any annual contribution allowed by law you may make to a Roth IRA. The Code permits persons who meet certain income limitations (generally, adjusted gross income under $100,000), and who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once the contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law.

   Tax Deferred Annuities (TDAs). You may own TDAs generally if you are either an employer or employee of a tax-exempt organization (as defined under Code
Section 501(c)(3)) or a public educational organization. You may make contributions to a TDA so long as the employee's rights to the annuity are nonforfeitable. Contributions to a TDA, and any earnings, are not taxable until distribution. You may also make contributions to a TDA under a salary reduction agreement, generally up to a maximum of $14,000 in 2005. Individuals participating in a TDA who are age 50 or above by the end of the year will be permitted to contribute an additional $4,000 in 2005, increasing to $5,000 in 2006. Thereafter the amount is indexed for inflation. Further, you may roll over TDA amounts to another TDA or an IRA. TDA amounts may also be rolled over to a qualified retirement plan and a 457 government plan.

   A contract may only qualify as a TDA if distributions (other than "grandfathered" amounts held as of December 31, 1988) may be made only on account of:

-  Your attainment of age 59 1/2;

-  Your severance of employment;

-  Your death;

-  Your total and permanent disability; or

- Hardship (under limited circumstances, and only related to salary deferrals and any earnings attributable to these amounts).

   In any event, you must begin receiving distributions from your TDA by April 1st of the calendar year after the calendar year you turn age 70 1/2 or retire, whichever is later.

   These distribution limits do not apply either to transfers or exchanges of investments under the contract, or to any "direct transfer" of your interest in the contract to another TDA or to a mutual fund "custodial account" described under Code Section 403(b)(7).

   Employer contributions to TDAs are subject to the same general contribution, nondiscrimination, and

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minimum participation rules applicable to "qualified" retirement plans.

MINIMUM DISTRIBUTION REQUIREMENTS AND PAYMENT OPTION

If you hold the contract under an IRA (or other tax-favored plan), IRS minimum distribution requirements must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% penalty tax on the amount of any minimum distribution not made in a timely manner.

   You can use the Minimum Distribution option to satisfy the IRS minimum distribution requirements for this contract without either beginning annuity payments or surrendering the contract. We will distribute to you this minimum distribution amount, less any other partial withdrawals that you made during the year.

   Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs.

PENALTY FOR EARLY WITHDRAWALS

You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, Roth IRA, TDA or qualified retirement plan before you attain age 59 1/2. Amounts are not subject to this tax penalty if:

-  the amount is paid on or after you reach age 59 1/2 or die;

-  the amount received is attributable to your becoming disabled; or

- the amount paid or received is in the form of substantially equal payments not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will generally result in retroactive application of the 10% tax penalty.)

   Other exceptions to this tax may apply. You should consult your tax advisor for further details.

WITHHOLDING

Unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:

- For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with three exemptions; and

-  For all other distributions, we will withhold at a 10% rate.

   We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.

ERISA DISCLOSURE/REQUIREMENTS

ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans,

        8:

TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT CONTINUED
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                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract.

   Information about any applicable fees, charges, discounts, penalties or adjustments may be found under Section 6, "What Are The Expenses Associated With The Strategic Partners Horizon Contract?"

   Information about sales representatives and commissions may be found under "Other Information" and "Sale And Distribution Of The Contract" in Section 9.

   In addition, other relevant information required by the exemptions is contained in the contract and accompanying documentation. Please consult your tax advisor if you have any additional questions.

ADDITIONAL INFORMATION

For additional information about the requirements of federal tax law applicable to tax favored plans, see the "IRA Disclosure Statement," attached to this prospectus. The following additional tax considerations also may be of interest.

ENTITY OWNERS.

Where a contract is held by a non-natural person (e.g., a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract will be subject to tax.

PURCHASE PAYMENTS MADE BEFORE AUGUST 14, 1982.

If your contract was issued in exchange for a contract containing purchase payments made before August 14, 1982, favorable tax rules may apply to certain withdrawals from the contract. Generally, withdrawals are treated as a recovery of your investment in the contract first until purchase payments made before August 14, 1982 are withdrawn. Moreover, any income allocable to purchase payments made before August 14, 1982, is not subject to the 10% tax penalty.

GENERATION-SKIPPING TRANSFERS.

If you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

        9:

OTHER

        INFORMATION
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PRUCO LIFE INSURANCE COMPANY

Pruco Life Insurance Company (Pruco Life) is a stock life insurance company, organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam, and in all states except New York.

   Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company that has been doing business since 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. As Pruco Life's ultimate parent, Prudential Financial exercises significant influence over the operations and capital structure of Pruco Life and Prudential. However, neither Prudential Financial, Prudential, nor any other related company has any legal responsibility to pay amounts that Pruco Life may owe under the contract.

   Pruco Life publishes annual and quarterly reports that are filed with the SEC. These reports contain financial information about Pruco Life that is annually audited by independent accountants. Pruco's Life annual report for the year ended December 31, 2004, together with subsequent periodic reports that Pruco Life files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the Pruco Life annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at the address or telephone number listed on the cover. The SEC file number for Pruco Life is 33-37587. You may read and copy any filings made by Pruco Life with the SEC at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549-0102. You can obtain information on the operation of the Public Reference Room by calling (202) 942-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

SALE AND DISTRIBUTION OF THE CONTRACT

Prudential Investment Management Services LLC (PIMS), a wholly-owned subsidiary of Prudential Financial, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. PIMS acts as the distributor of a number of annuity contracts and life insurance products we offer.

   PIMS's principal business address is 100 Mulberry Street, Newark, New Jersey 07102-4077. PIMS is registered as a broker/dealer under the Securities Exchange Act of 1934 (Exchange Act) and is a member of the National Association of Securities Dealers, Inc. (NASD).

   The contract is offered on a continuous basis. PIMS enters into distribution agreements with broker/dealers who are registered under the Exchange Act and with entities that may offer the contract but are exempt from registration (firms). Applications for the contract are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, PIMS may offer the contract directly to potential purchasers.

   Commissions are paid to firms on sales of the contract according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 5%. Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of contract value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the contract. Commissions and other compensation paid in relation to the contract do not result in any additional charge to you or to the separate account.

   In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life and/or the contract on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PIMS may

        9:

OTHER INFORMATION CONTINUED

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                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

enter into compensation arrangements with certain broker/dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us or our affiliates. These services may include, but are not limited to: educating customers of the firm on the contract's features; conducting due diligence and analysis; providing office access, operations and systems support; holding seminars intended to educate registered representatives and make them more knowledgeable about the contract; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval and preferred programs to PIMS. A list of firms that PIMS paid pursuant to such arrangements is available upon request.

   To the extent permitted by NASD rules and other applicable laws and regulations, PIMS may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

   You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the contract than for selling a different contract that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PIMS and will not result in any additional charge to you. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the contract.

LITIGATION

Pruco Life is subject to legal and regulatory actions in the ordinary course of its businesses, which may include class action lawsuits. Pending legal and regulatory actions include proceedings relating to aspects of the businesses and operations that are specific to Pruco Life and that are typical of the businesses in which Pruco Life operates. Class action and individual lawsuits may involve a variety of issues and/or allegations, which include sales practices, underwriting practices, claims payment and procedures, premium charges, policy servicing and breach of fiduciary duties to customers. We may also be subject to litigation arising out of our general business activities, such as our investments and third party contracts. In certain of these matters, the plaintiffs may seek large and/or indeterminate amounts, including punitive or exemplary damages.

   Pruco Life has received formal requests for information relating to its variable annuity business and unregistered separate accounts from regulators, including, among others, the Securities and Exchange Commission and the State of New York Attorney General's Office. Pruco Life is cooperating with all such inquiries.

   Pruco Life's litigation is subject to many uncertainties, and given the complexity and scope, the outcomes cannot be predicted. It is possible that the results of operations or the cash flow of Pruco Life in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of litigation and regulatory matters. Management believes, however, that the ultimate outcome of all pending litigation and regulatory matters should not have a material adverse effect on Pruco Life's financial position.

ASSIGNMENT

In general, you can assign the contract at any time during your lifetime. We will not be bound by the assignment until we receive written notice. We will not be liable for any payment or other action we take in accordance with the contract if that action occurs before we receive notice of the assignment. An assignment, like any other change in ownership, may trigger a taxable event. If you assign the contract, that assignment will result in the termination of any

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                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

automated withdrawal program that had been in effect. If the new owner wants to re-institute an automated withdrawal program, then he/she needs to submit the forms that we require, in good order.

   If the contract is issued under a qualified plan, there may be limitations on your ability to assign the contract. For further information please speak to your representative.

HOUSEHOLDING

To reduce costs, we now send only a single copy of prospectuses to each consenting household, in lieu of sending a copy to each contract owner that resides in the household. If you are a member of such a household, you should be aware that you can revoke your consent to householding at any time, and begin to receive your own copy of prospectuses and shareholder reports, by calling (877) 778-5008.

INDEMNIFICATION

Pruco Life, in conjunction with certain affiliates, maintains insurance on behalf of any person who is or was a trustee, director, officer, employee, or agent of Pruco Life, or who is or was serving at the request of Pruco Life as a trustee, director, officer, employee or agent of such other affiliated trust or corporation, against any liability asserted against and incurred by him or her arising out of his or her position with such trust or corporation.

   Arizona, being the state of organization of Pruco Life, permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of Arizona law permitting indemnification can be found in Section 10-850 et. seq. of the Arizona Statutes Annotated. The text of Pruco Life's By-law, Article VIII, which relates to indemnification of officers and directors, is incorporated by reference to
Exhibit 3(ii) to its form 10-Q filed August 15, 1997.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pruco Life pursuant to the foregoing provisions or otherwise, Pruco Life has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pruco Life of expenses incurred or paid by a director, officer or controlling person of Pruco Life in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Pruco Life will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

MARKET-VALUE
        ADJUSTMENT FORMULA
--------------------------------------------------------------------------------

MARKET-VALUE ADJUSTMENT FORMULA

With respect to residents of states, other than Indiana and Pennsylvania, in which Strategic Partners Horizon Annuity is being offered.

The formula under which Pruco Life calculates the market value adjustment applicable to a full or partial surrender, annuitization, or settlement under Strategic Partners Horizon Annuity is set forth below. The market value adjustment is expressed as a multiplier factor. That is, the Contract Value after the market value adjustment ("MVA"), but before any surrender charge, is as follows: Contract Value (after MVA) = Contract Value (before MVA) X (1 +
MVA). The MVA itself is calculated as follows:

 MVA = (((1 + I)/(1 + J + .0025)) to the power of (N/12)) -1

where:  I   =    the guaranteed credited interest rate
                 (annual effective) for the given
                 contract at the time of withdrawal or
                 annuitization or settlement.
        J   =    the current credited interest rate
                 offered on new money at the time of
                 withdrawal or annuitization or
                 settlement for a guarantee period of
                 equal length to the number of whole
                 years remaining in the Contract's
                 current guarantee period plus one
                 year.
        N   =    equals the remaining number of months
                 in the contract's current guarantee
                 period (rounded up) at the time of
                 withdrawal or annuitization or
                 settlement.

For contracts issued in Indiana, we use the same formula as is set forth above, except that the .0025 component of the formula is eliminated. We use the same MVA formula with respect to contracts issued in Pennsylvania, except that "J" in the formula above uses an interpolated rate as the current credited interest rate. Specifically, "J" is the interpolated current credited interest rate offered on new money at the time of withdrawal, annuitization, or settlement. The interpolated value is calculated using the following formula:

            m/365 X (n + 1) year rate + (365 - m)/365 X n year rate,

where "n" equals the number of whole years remaining in the Contract's current guarantee period, and "m" equals the number of additional days remaining in the current guarantee period.
MARKET VALUE ADJUSTMENT EXAMPLE

(ALL STATES EXCEPT INDIANA AND PENNSYLVANIA)

The following will illustrate the application of the Market-Value Adjustment. For simplicity, surrender charges are ignored in these hypothetical examples.

Positive market value adjustment

- Suppose a contract owner made an invested purchase payment of $10,000 on July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value has accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.

- On May 1, 2007 the interest rate declared by Pruco Life for a guarantee period of 4 years (the number of whole years remaining plus 1) is 5%.

The following computations would be made:

1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA).

                         $11,127.11 - $600.00 = $10,527.11

3) Determine the Market Value Adjustment factor.

    N =  38
    I =  6% (0.06)
    J =  5% (0.05)

The MVA factor calculation would be:
([(1.06)/(1.05 + .0025)] to the power of (38/12)) -1 = 0.02274

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                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

                          $10,527.11 X 0.02274 = $239.39

5) Add together the Market Value Adjustment and the amount subject to the MVA.

                         $10,527.11 + $239.39 = $10,766.50

6) Add back the Charge Free Amount to get the total Contract Surrender Value.

                         $10,766.50 + $600.00 = $11,366.50

The MVA may not always be positive. Here is an example where it is negative.

- Suppose a contract owner made an invested purchase payment of $10,000 on July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value has accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.

- On May 1, 2007 the interest rate declared by Pruco Life for a guarantee period of 4 years (the number of whole years remaining plus 1) is 7%.

The following computations would be made:

1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA).

                         $11,127.11 - $600.00 = $10,527.11

3) Determine the Market Value Adjustment factor.

    N =  38
    I =  6% (0.06)
    J =  7% (0.07)

   The MVA factor calculation would be:
    ([(1.06)/(1.07+.0025)] to the power of(38/12)) -1 = -0.03644

4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

                         $10,527.11 X -0.03644 = -$383.61

5) Add together the Market Value Adjustment and the amount subject to the MVA.

                         $10,527.11 - $383.61 = $10,143.50

6) Add back the Charge Free Amount to get the total Contract Surrender Value.

                         $10,143.50 + $600.00 = $10,743.50

MARKET VALUE ADJUSTMENT EXAMPLE

(INDIANA)

The following will illustrate the application of the Market-Value Adjustment. For simplicity, surrender charges are ignored in this example.

Positive market value adjustment

- Suppose a contract owner made an invested purchase payment of $10,000 on July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value will have accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.

- On May 1, 2007 the interest rate declared by Pruco Life for a guarantee period of 4 years (the number of whole years remaining plus 1) is 5%.

The following computations would be made:

1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA).

                       $11,127.11 - $600.00 = $10,527.11

3) Determine the Market Value Adjustment factor.

    N =  38
    I =  6% (0.06)
    J =  5% (0.05)

   The MVA factor calculation would be:
    ([(1.06)/(1.05)] to the power of (38/12)) -1 = 0.03047

MARKET-VALUE ADJUSTMENT FORMULA CONTINUED
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                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

                         $10,527.11 X 0.03047 = $320.76

5) Add together the Market Value Adjustment and the amount subject to the MVA.

                       $10,527.11 + $320.76 = $10,847.87

6) Add back the Charge Free Amount to get the total Contract Surrender Value.

                       $10,847.87 + $600.00 = $11,447.87

The MVA may not always be positive. Here is an example where it is negative.

- Suppose a contract owner made an invested purchase payment of $10,000 on July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value will have accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.

- On May 1, 2007 the interest rate declared by Pruco Life for a guarantee period of 4 years (the number of whole years remaining plus 1) is 7%.

The following computations would be made:

1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment (MVA).

2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment.

                       $11,127.11 - $600.00 = $10,527.11

3) Determine the Market Value Adjustment factor.

    N =  38
    I =  6% (0.06)
    J =  7% (0.07)

   The MVA factor calculation would be:

   ([(1.06)/(1.07)] to the power of (38/12)) -1 = -0.02930

4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

                        $10,527.11 X -0.02930 = -$308.44

5) Add together the Market Value Adjustment and the amount subject to the MVA.

                       $10,527.11 - $308.44 = $10,218.67

6) Add back the Charge Free Amount to get the total Contract Surrender Value.

                       $10,218.67 + $600.00 = $10,818.67

(PENNSYLVANIA)

The following will illustrate the application of the Market-Value Adjustment. For simplicity, surrender charges are ignored in these hypothetical examples.

Positive market value adjustment

- Suppose a contract owner made an invested purchase payment of $10,000 on July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value has accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.

- On May 1, 2007 the interest rate declared by Pruco Life for a guarantee period of 3 years (the number of whole years remaining) is 4%, and for a guarantee period of 4 years (the number of whole years remaining plus 1) is 5%.

The following computations would be made:

1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA).

                         $11,127.11 - $600.00 = $10,527.11

3) Determine the Market Value Adjustment factor.

    N =  38
    I =  6% (0.06)
    J =  [(61/365) X 0.05] + [((365-61)/365) X 0.04] =
         0.0417

   The MVA factor calculation would be:

   ([(1.06)/(1.0417 + .0025)] to the power of (38/12)) -1 = .04871

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                                                                         PART II
STRATEGIC PARTNERS GUARANTEED RATE ANNUITY PROSPECTUS  SECTIONS 1-9

4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

                          $10,527.11 X 0.04871 = $512.78

5) Add together the Market Value Adjustment and the amount subject to the MVA.

                         $10,527.11 + $512.78 = $11,039.89

6) Add back the Charge Free Amount to get the total Contract Surrender Value.

                         $11,039.89 + $600.00 = $11,639.89

The MVA may not always be positive. Here is an example where it is negative.

- Suppose a contract owner made an invested purchase payment of $10,000 on July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value has accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.

- On May 1, 2007 the interest rate declared by Pruco Life for a guarantee period of 3 years (the number of whole years remaining) is 7%, and for a guarantee period of 4 years (the number of whole years remaining plus 1) is 8%.

The following computations would be made:

1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA).

                         $11,127.11 - $600.00 = $10,527.11

3) Determine the Market Value Adjustment Factor.

    N =  38
    I =  6% (0.06)
    J =  [(61/365) X 0.08] + [((365 - 61)/365) X 0.07] =
         0.0717

   The MVA Factor calculation would be:

   ([(1.06)/(1.0717 + .0025)] to the power of (38/12)) -1 = -0.04126

4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

                         $10,527.11 X -0.04126 = -$434.35

5) Add together the Market Value Adjustment and the amount subject to the MVA.

                         $10,527.11 - $434.35 = $10,092.76

6) Add back the Charge Free Amount to get the total Contract Surrender Value.

                         $10,092.76 + $600.00 = $10,692.76

ORD01124